EXECUTION COPY
AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of March 3, 2023, by and among Kingstone Companies, Inc., a Delaware corporation (the “Company”), Gregory Fortunoff (the “Board Observer”) and Scott Fortunoff (each, an “Investor” and collectively, the “Investor Group”).  Each Investor and the Company is a “Party” to this Agreement, and collectively they are the “Parties”.
RECITALS
WHEREAS, the Investor Group is deemed to beneficially own, in the aggregate, 1,027,455 shares of common stock of the Company (the “Common Stock”), or approximately 9.6% of the Common Stock issued and outstanding on the date hereof  (such percentage as determined from time to time (subject to adjustment for stock splits, reverse stock splits, stock dividends or distributions, stock reclassifications and other similar adjustments) being the “Investor Group’s Ownership Percentage”);
WHEREAS, the Company and the Investor Group have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans; and
WHEREAS, the Parties have determined to come to an agreement with respect to the Board Observer being granted Board observer status and, in the event the Board Observer so requests but subject to the receipt of Regulatory Approval (as hereinafter defined), the appointment of the Board Observer to the Company’s board of directors (the “Board”) as provided for in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
1. Board Observer; Board Appointment.
(a) During the Standstill Period (as hereinafter defined), the Board Observer shall be permitted to attend and participate in all meetings of the Board (but shall not have voting rights), and shall receive all information, notices, reports, written consents, meeting minutes and other materials (the “Board Information”) provided to the members of the Board, in each case, substantially simultaneously with, and substantially in the same manner and to the same extent as, such Board Information is given to the members of the Board. Notices of any meeting of the Board shall be distributed to the Board Observer at least forty-eight (48) hours in advance of any meeting of the Board, provided that, in the event the Company determines, in good faith, it is advisable to hold a meeting on less than forty-eight (48) hours advance notice, the Board Observer shall receive notice no later than the time notice is delivered to the Board.  In the event of the appointment of the Board Observer to the Board, as provided for in Section 1(b), the Board Observer’s right to be a Board Observer pursuant to this Section 1(a) shall terminate.
(b) In the event, during the Standstill Period, the Board Observer indicates in writing his desire to become a member of the Board, then, as promptly as practicable following receipt of Regulatory Approval, the Board will take all action necessary to:
(i) expand the size of the Board by one (1) member;
(ii) appoint the Board Observer to fill the newly created vacancy on the Board, with a term expiring at the annual meeting of stockholders of the Company next following the appointment (the “Following Annual Meeting”), to hold office until his successor is elected and qualified, subject, however, to his prior resignation, removal from office or death, as applicable; and
(iii) nominate the Board Observer for election to the Board as part of the Company’s slate of director nominees for the Following Annual Meeting (and, in the event the Following Annual Meeting is the 2023 Annual Meeting, as defined below, then, also for the 2024 annual meeting of stockholders of the Company (the “2024 Annual Meeting”), it being understood and agreed that in no event shall the term “Following Annual Meeting” be construed to mean an annual meeting of stockholders after the 2024 Annual Meeting).
(c) The Company agrees that it will recommend, support and solicit proxies for the election of the Board Observer at the Following Annual Meeting and, if applicable, the 2024 Annual Meeting in the same manner as for the Company’s other nominees standing for election to the Board at the Following Annual Meeting and, if applicable, the 2024 Annual Meeting.
(d) Each Investor agrees not to, directly or indirectly (i) nominate any person for election to the Board at the 2023 annual meeting of stockholders of the Company (the “2023 Annual Meeting”) or at any meeting of the Company’s stockholders called or held during the Standstill Period, (ii) submit any proposal for consideration at, or bring any other business before, the 2023 Annual Meeting or any meeting of the Company’s stockholders called or held during the Standstill Period, or (iii) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2023 Annual Meeting or any meeting of the Company’s stockholders called or held during the Standstill Period.  Each Investor agrees not to permit any of his Affiliates or Associates to do any of the items set forth in Section 1(d)(i), Section 1(d)(ii) and/or Section 1(d)(iii). During the Standstill Period, each Investor agrees not to publicly or privately encourage or support any other stockholder of the Company to take any of the actions described in Section 1(d)(i), Section 1(d)(ii) and/or Section 1(d)(iii).
(e)  At the 2023 Annual Meeting and at any meeting of the Company’s stockholders called or held during the Standstill Period, each Investor agrees to, and agrees to cause his Affiliates and Associates to, appear in person or by proxy and vote all shares of Common Stock beneficially owned by him or any of his Affiliates or Associates, as applicable, in favor of the election of each of the Company’s nominees for election to the Board.
(f) Each Investor agrees that he will cause each of his Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” will have the respective meanings set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”), and will include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement. As used in this Agreement, the term “person” will have the meaning set forth in Section 2(a) of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.
(g) Additional Agreements.
(i) Prior to the date of this Agreement, the Board Observer has submitted to the Company documentation (including an authorization form to conduct a background check) required by, and consistent with the practices of, the Company in connection with the granting of Board observer status.  The Board Observer hereby represents and warrants that all of the information he has submitted to the Company in such documentation is, to the best of his knowledge, true, correct and complete in all respects.
(ii) The Investor Group shall comply with its filing and reporting obligations under Rule 13d-1 and Rule 13d-2 under the Exchange Act with respect to the shares of Common Stock beneficially owned by the Investor Group, including the filing of any amendments to any statements on Schedule 13D and 13G filed by the Investor Group prior to the date of this Agreement.
(iii) Concurrently with the execution of this Agreement, the Board Observer has signed and delivered to the Company a letter (in the form attached hereto as Exhibit A) irrevocably resigning from the Board, or agreeing that he no longer has any right to be a Board Observer, as the case may be, with such resignation or agreement being effective as of the Resignation/Loss of Observer Status Time (as defined below). For purposes of this Agreement, the “Resignation/Loss of Observer Status Time” shall mean the time at which either Investor is  in material breach of this Agreement.
(iv) Not later than the date on which the Board Observer is elected to the Board, the Company shall execute and deliver to the Board Observer, in his capacity as a member of the Board, a directors’ indemnification agreement in the same form executed by the Company and other non-employee members of the Board.
(h) For purposes hereof, “Regulatory Approval” shall mean the approval of all applicable regulatory authorities, including the New York State Department of Financial Services, to the appointment of the Board Observer to the Board.  The Company shall cooperate with the Board Observer in his efforts to obtain Regulatory Approval.
2. Standstill Provisions.
(a) Subject to Section 2(b), each Investor agrees that, from the date of this Agreement through the date of the 2025 annual meeting of stockholders of the Company (the “Standstill Period”), neither he nor any of his Affiliates or Associates will, and he will cause each of his Affiliates and Associates not to, directly or indirectly, in any manner:
(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of the Company’s stockholders), in each case, with respect to securities of the Company;
(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than with other members of the Investor Group and their Affiliates and Associates);
(iii) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely between the members of the Investor Group and otherwise in accordance with this Agreement;
(iv) seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;
(v) (A) make any proposal for consideration by stockholders at any annual or special meeting of the Company’s stockholders, (B) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or encourage, initiate or support any third party in any such activity, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to a merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or knowingly encourage, initiate or support any third party in any such activity or (D) make any public communication or comment in opposition to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company that has been approved by the Board (provided, however, that clauses (A) and (B) hereof shall not be deemed to prohibit non-public communications made by the Board Observer to members of the Board with regard thereto that would not be reasonably determined to trigger public disclosure obligations for any Party.);
(vi) vote for any director or directors for election to the Board other than those nominated or supported by the Board;
(vii) except in accordance with Section 1, seek, alone or in concert with others, representation on the Board;
(viii)  except in accordance with Section 1, seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of the Company’s stockholders (other than such encouragement, support or influence that is consistent with the Company’s management or the Board’s recommendation in connection with such matter);
(ix) call, seek to call, or request the call of, a special meeting of the Company’s stockholders, or make a request for a list of the Company’s stockholders or for any books and records of the Company; provided, however, the Board Observer shall have the right to request stocklist materials or other books and records of the Company, provided that any such materials are requested solely in his capacity as a director of the Company;
(x) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any Common Stock of the Company representing in the aggregate (among all members of the Investor Group and each of their respective Affiliates and Associates) in excess of 9.9% of the Company’s then outstanding Common Stock (other than securities issued or purchased by the Company pursuant to a stock split, stock dividend, stock repurchase or similar corporate action initiated by the Company with respect to any Common Stock beneficially owned by the Investor Group on the date of this Agreement);
(xi) other than through open market broker sale transactions where the identity of the purchaser is unknown, sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any security of the Company or any right decoupled from such underlying security to any third party that would result in such third party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest of 5% or more of the shares of Common Stock outstanding at such time, except in each case in a transaction approved by the Board; or
(xii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.
(b) Except as expressly provided for in Section 1 or Section 2(a), each Investor will be entitled to:
(i) vote his shares on any other proposal unrelated to the election or removal of directors that is duly brought before the 2023 Annual Meeting or at any meeting of the Company’s stockholders called or held during the Standstill Period; or
(ii) disclose, publicly or otherwise, how he intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor.
3. Board Policies and Procedures.  The Board Observer shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics (including the Company’s Code of Ethics, as posted on its website, as may be amended from time to time), securities trading policies (including the Company’s Officer and Director Trading Restrictions Policy, as posted on its website, as may be amended from time to time), director confidentiality policies and corporate governance guidelines (as applicable). The Board Observer shall keep confidential all, and not disclose to any person (including any member of the Investor Group) any, (a) non-public information concerning or related to the Company or any of its Affiliates that is furnished or made available to the Board Observer and (b) deliberations or discussions occurring in, or matters considered in, meetings of the Board or Board committees; provided, however, that the Board Observer may disclose such information described in the foregoing clauses (a) and (b) to the other members of the Board and the officers, employees, agents, attorneys and advisors of the Company (subject, in all cases, to compliance with the applicable policies of the Company). The Board Observer shall provide the Company with such information as is required to be disclosed under applicable law or stock exchange regulations, in each case, as promptly as practicable following the Company’s written request therefor.
4. Representations and Warranties of the Company.  The Company represents and warrants to the Investor Group that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
5. Representations and Warranties of the Investor Group.
(a) Each Investor (including the Board Observer in his capacity as such) represents and warrants to the Company that (i)(A) such Investor has the requisite legal capacity to execute this Agreement and bind himself thereto and (B) this Agreement has been duly executed and delivered by such Investor and is a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (ii) the execution, delivery and performance of this Agreement by such Investor does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Investor, (B) violate or conflict with any agreement, arrangement or understanding among the members of the Investor Group, or (C) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which such Investor is a party or by which such Investor is bound.
(b) The Investor Group represents and warrants to the Company that, as of the date of this Agreement, (i) the Investor Group is deemed to beneficially own, in the aggregate, 1,027,455 shares of Common Stock and (ii) neither Investor has had, and neither Investor currently has, any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any rights or obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).
6. Mutual Non-Disparagement.  Subject to applicable law, each of the Parties covenants and agrees that, during the term of this Agreement or, if earlier, until such time as either Investor or the Board Observer (in the case of the Company) or the Company (in the case of an Investor or the Board Observer) or any of their respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 6, neither it nor he nor any of its or his respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, will in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the other Parties or any of such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.
7. Press Release; Schedule 13G Amendment.  Promptly following the execution of this Agreement, (a) the Company and the Investor Group will jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B and (b) the Investor Group will file with the Securities and Exchange Commission (the “SEC”) an amendment to its Schedule 13G (the “13G Amendment”), in the form attached hereto as Exhibit C.  Prior to the issuance of the Mutual Press Release and the filing of the 13G Amendment, neither the Company nor either Investor will issue any press release or public announcement, or make any filing with the SEC or other regulatory authority, regarding this Agreement without the prior written consent of the Investor Group (in the case of the Company) or the Company (in the case of either Investor).  None of the Company, the Board Observer, or either Investor will make any public announcement or statement, or make any filing with the SEC or other regulatory authority, that is inconsistent with or contrary to the statements made in the Mutual Press Release and the 13G Amendment, except as required by law or the rules of any stock exchange or with the prior written consent of the Investor Group (in the case of the Company) or the Company (in the case of an Investor or the Board Observer).  In the event the Investor Group is required by law to file with the SEC a subsequent amendment to its Schedule 13D or 13G, it will include in such filing only the information that is required by law or by any applicable regulatory authority to be so included.
8. Expenses.  The Company and the Investor Group shall be responsible for their own respective fees and expenses in connection with this Agreement and all matters relating hereto.
9. Termination.  This Agreement will immediately and automatically terminate and no Party shall have any further right or obligation under this Agreement upon the earlier to occur of the expiration of the Standstill Period and the Resignation/Loss of Observer Status Time; provided, however, that Section 3, Section 8, this Section 9 and Sections 10 through 15 and any liability for breach prior to such termination, in each case, shall survive any termination of this Agreement.
10. Specific Performance.  Each of the Parties acknowledges and agrees that irreparable injury to the other Parties would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that the Investor Group, on the one hand, and the Company, on the other hand (the “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 10 is not the exclusive remedy for any violation of this Agreement.
11. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
12. Notices.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; or (b) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses for such communications are as follows:
If to the Company:

Kingstone Companies, Inc.
15 Joys Lane
Kingston, New York 12401
Attention:  Chief Operating Officer
Telephone: 845-802-7900

with copies (which will not constitute notice) to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue, 9th Floor
East Meadow, New York 11554
Attention:  Fred Skolnik, Esq.
Telephone: 516-296-7048

and

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention:  Andrew Noreuil, Esq.
Telephone: 312-701-8099

If to either Investor:

49 West 37th Street
New York, New York 10018
Telephone: 917-699-0860
13. Applicable Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof.  Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or its successors or assigns, will be brought and determined exclusively in the state courts of the State of New York, or the federal courts in the State of New York, and any state or federal appellate court therefrom. Each of the Parties hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it or he will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it or he is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or he or its or his property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
14. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.  This Agreement contains the entire understanding of the Parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by each Investor (in the case of the Company) or the Company (in the case of an Investor). No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives and permitted assigns.  No Party will assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor Group (in the case of the Company) or the Company (in the case of either Investor).
15. Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the Investor Group (in the case of the Company) or the Company (in the case of an Investor) (including by means of electronic delivery or facsimile).
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date hereof.

THE COMPANY:

KINGSTONE COMPANIES, INC.

By:	/s/ Meryl Golden
	Name:	Meryl Golden
	Title:	Chief Operating Officer

THE INVESTOR GROUP:

/s/ Gregory Fortunoff
Gregory Fortunoff

/s/ Scott Fortunoff
Scott Fortunoff

THE BOARD OBSERVER:

/s/ Gregory Fortunoff
Gregory Fortunoff

Exhibit A

Form of Resignation/Loss of Observer Status Letter

To: The Board of Directors of Kingstone Companies, Inc.
Re: Resignation/Loss of Observer Status
Ladies and Gentlemen:
This irrevocable resignation or agreement as to loss of observer status, as the case may be, is delivered pursuant to that certain Agreement, dated as of March 3, 2023 (the “Agreement”), among Kingstone Companies, Inc., Gregory Fortunoff and Scott Fortunoff. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
Effective as of the Resignation/Loss of Observer Status Time, I hereby resign from my position on the Board of Directors of the Company and from any and all committees of the Board of Directors on which I serve or I agree that I no longer have any rights under the Agreement with regard to Board observer status, as the case may be.

Sincerely,
/s/ Gregory Fortunoff
Gregory Fortunoff

Exhibit B

Press Release

Exhibit C

Schedule 13G Amendment